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                                                                     Exhibit 5.1

          [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP]



                                                                   June 13, 2005

Grupo Televisa, S.A.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe, 01210
Mexico, D.F., Mexico

Ladies and Gentlemen:

     We are acting as special U.S. counsel to Grupo Televisa, S.A. (the "Company"), a limited liability stock corporation (sociedad anonima) organized under the laws of the United Mexican States ("Mexico"), in connection with the preparation of a Registration Statement on Form F-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer to exchange up to $600,000,000 in aggregate principal amount of 6.625% Senior Exchange Notes due 2025 of the Company (the "New Notes") for a like principal amount of the Company's issued and outstanding 6.625% Senior Notes due 2025 (the "Old Notes"). Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, and others, as we have deemed necessary or appropriate for the purposes of this opinion.

     To the extent it may be relevant to the opinion expressed herein, we have assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties have the power and authority to enter into and perform their respective obligations under such agreements or instruments and to consummate the transactions contemplated thereby, that the agreements or instruments have been duly authorized, executed and delivered by and, constitute a valid and binding obligations of such parties, enforceable against such parties in accordance with their terms.

     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified copies and the conformity to original or certified agreements or instruments of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and assume compliance on the part of all parties to the


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relevant agreements or instruments with their covenants and agreements contained therein and all laws applicable thereto.

     We have assumed, for the purposes of the opinions expressed herein, that
(a) the Company is a limited liability stock corporation (sociedad anonima) validly existing under the laws of Mexico and the Company has full power, authority and legal right to execute and deliver any agreements or instruments relevant hereto and to perform its obligations thereunder, (b) each of such agreements or instruments has been duly authorized, executed and delivered by the Company under Mexican law, (c) no other proceedings or actions under Mexican law are necessary for the Company to perform its obligations under each of such agreements or instruments, and (d) under Mexican law, each of such agreements constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when the Registration Statement has become effective under the Securities Act, the New Notes have been duly authorized and executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, the New Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture, subject to (i) applicable bankruptcy, insolvency, reorganization moratorium, concurso mercantil or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally; (ii) general principles of equity reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in proceedings at law or in equity; and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors' rights and remedies generally

     The opinion expressed herein is limited to the federal laws of the United States of America and the laws of the State of New York, each as currently in effect and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the opinion expressly stated herein. The opinion expressed herein is given only as of the date hereof, and we assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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     The opinion expressed herein is solely for your benefit and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.


     Very truly yours,



        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP